February 14, 2020

Robert H. Alpert
Chief Executive Officer
GlobalSCAPE, Inc.
4500 Lockhill-Selma, Suite 500
San Antonio, TX 78249

       Re: GlobalSCAPE, Inc.
           Registration Statement on Form S-3
           Filed February 11, 2020
           File No. 333-236375

Dear Mr. Alpert:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jan Woo, Legal Branch Chief, at (202) 551-3453 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Technology
cc:    Adam W. Finerman, Esq.